UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2011

XXX Acquisition Corp.
(Exact name of registrant specified in charter)

Nevada	000-49648	73-1554122
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 East 44th Street – 19th Floor, New York, NY 10017
(Address of principal executive offices) (Zip Code)

(212) 687-1222
(Registrant’s Telephone Number)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 31, 2011, the Registrant entered into a Share Exchange Agreement with Night Culture, Inc. and its two sole shareholders. See Item 2.01 of this Current Report.

Item 2.01    Completion of Acquisition or Disposition of Assets.

Background

           On July 31, 2011, the Registrant acquired all of the outstanding shares of common stock of Night Culture, Inc., (“Night Culture”), a Texas corporation, in an exchange of shares of the Registrant’s common stock for all of the issued and outstanding shares of Night Culture under Section 368(a)(1)(B) of the Internal Revenue Code (the “Share Exchange”).  Night Culture is a Texas corporation, with headquarters at 6400 Richmond Avenue, Houston, Texas 77057.  A description of Night Culture and other relevant information about Night Culture required by Item 201(f) follows:

I-1  BUSINESS OF NIGHT CULTURE

Who is Night Culture?

Night Culture Inc. (hereinafter “we”, “our” and similar pronouns depending on the sentence grammar) is a Texas corporation which was formed in January 2000 under the name of Mensch Enterprises, Inc.  On February 20, 2009 we changed our name to Night Culture, Inc.  In 2008, Mr. Mike Long, Mr. Surain Adyanthaya, and Mrs. Grace Lim Kim acquired control of us from the founder, Sean Carnahan, with a capital infusion of $75,000 for which we issued them a controlling stake of common stock. Over the next two years, we expanded operations into the Austin, San Antonio, and Oklahoma City markets.  In 2010, Grace Lim Kim sold her stake in us to Mr. Long and Mr. Adyanthaya resulting in ownership stakes of 48.5% each.  Mr. Sean Carnahan retained 1%, which Mr. Long and Mr. Adyanthaya purchased in 2011.  We are headquartered at 6400 Richmond Avenue, Houston, Texas 77057.  Our telephone number is (832) 535-9070.

Our principal line of business is producing, marketing and selling tickets to, and merchandise at, live concerts, primarily in the Electronic Dance Music (EDM) genre.  We have a track-record of successful live concert production and the ability to scale across cities and states to orchestrate tours.  Our grass roots promotional network allows us to uniquely create markets for our events. We currently organize events in Houston, San Antonio, Austin and Oklahoma City.  Our target market is the 18-44 year old age group.  With the decline of album sales and the emergence of online music downloading, a primary revenue stream for artists and musicians is touring and live performance.  This trend puts us in a unique position to take advantage of this monumental shift in the music industry.

For the year ended December 31, 2010, we had sales of $150,830 and a net loss of $19,547.  For the six months ended June 30, 2011, we had sales of $284,896 and a net loss of $1,963.

What do we do?

We seek to be the premier producer of live concerts.  We produce market and sell tickets to, and merchandise at, our live concerts (primarily in the EDM genre).  Over the past three years we have successfully produced, marketed and sold many live EDM concerts.   With the decline of album sales and the emergence of online music downloading, a primary revenue stream for artists and musicians is now found in touring and live performance. We believe we are positioned to advantage of this shift in the music industry.  We have established an event production infrastructure (such as venues for shows, equipment rentals, ticket sales, personnel to work shows) and we believe our relationships with the artists, agents, venues, and customers will enable us to capitalize on this shift in the music industry.

Although we book a variety of musical talent from various music genres, we have a grass-roots cultural knowledge of the EDM genre and the EDM community.  We also have an extensive customer database and relationships built with artists, agents, and venues. Our major competitive strengths include our ability to (i) book major global artists, especially in the EDM genre, and (ii) produce a safe and fun environment to hold an event.

Our top shows that we produced in the past three years are as follows:

Tiesto, David Guetta, Deadmau5, Benny Benassi, Above & Beyond, Paul van Dyk, Ferry Corsten, Gareth Emery, Markus Schulz, ATB, Rusko, Sasha, John Digweed, Cosmic Gate, Pretty Lights, Will.i.am from the Black Eyed Peas, Paul Oakenfold, Calvin Harris, Bob Sinclar, Boys Noize, Hernan Cattaneo, and Bonobo, Kaskade.

We will feature all types of music genres; however, most of our shows will be in the electronic dance music (EDM) such as House Music, Trance, Dubstep, Indie Dance, Electro, Underground and Chill Out. Each genre has its own listeners and fans. Trance and House Music are the overwhelming favorites for our current markets. Dubstep has more recently made a movement for a top spot and is a growing segment in our industry. Each genre of music has different characteristics and call for a different production for each show.

Our plans for the future of our business include

●	rolling up additional markets in which we can produce EDM concerts and that we identify as profitable ventures;

●	acquiring venues in our current and future markets; and

●	producing unique shows that cannot be easily matched by our competitors in the industry.

By rolling up new markets, we will create the possibility for artists and agents to create tours in those markets, while at the same time unifying our customers across a vast region.  We have proven to be successful at securing these deals and believe there should be little barrier to completing these transactions in the future.   We have developed and identified prospective markets where we can develop business, which include Dallas, TX, El Paso, TX, New Orleans, LA, and McAllen, TX.  We believe we could develop business in these markets in the coming years if we are able to raise adequate capital.  We could also acquire venues to enable further revenue growth in our current markets.  We expect to acquire our first venue in Houston, Texas.  The ability to acquire new markets and open new venues will enable us to grow our business.

Our products include concerts or shows, primarily with world-class EDM artists and performers, as well as merchandise and ticket sales in connection with the shows we produce, advertising space, and sponsorship opportunities with respect to such EDM concerts and shows and, occasionally, refreshments.  Securing the best artists is a key factor to our success.  The top EDM artists produce the best music in the genre and deliver the best live performances.  Having the ability to book these EDM artists gives us an advantage over the competition and puts us in a strong position to produce and market EDM shows.

Merchandise is another source of revenue for us at concerts we produce.  T-Shirts, CDs, MP3s, posters and other promotional items are sold at events that we produce, as attendees like to commemorate the night.  Advertising on our website and sponsorship opportunities are great opportunities that we can use to generate revenues from companies that want to reach our demographic markets.  We expect to expand on these advertising and sponsorship opportunities as our business expands.

EDM artists and agents want to be certain of a successful show, which typically strengthens an artist’s position in the EDM market place while agents want to ensure a good show to solidify their position with the artist as their primary booking agent for EDM artists.  We have a reputation, developed from our track-record of producing successful EDM events.  Because we are able to get the top EDM talent, we have the opportunity to put on bigger productions (with larger budgets) and therefore secure the best venues.  These bigger productions provide us with more significant revenue producing opportunities – be it advertising, sponsorship opportunities, merchandising for the show, tickets sales and the like.

We work to keep events accessible to EDM fans with our variable price structure. This strategy includes “early bird” discounts with ticket prices increasing as sales increase and the date of the event approaches.  VIP tickets grant a higher quality experience. Our ticketing strategy ensures that each event has at least 80% capacity and incentivizes customers to buy early. Once tickets are purchased, customers become a marketing vehicle through word of mouth as they encourage their friends to join them at the event.

How we make our profit?

When we book a show for an artist in one or more of our markets, we pay the artist a booking fee.  The amount of the booking fee we pay the artist is based upon what we expect we can charge for tickets (which is a major source of our revenue) and the costs that we estimate to incur in order to produce and market the show (such costs include the fee to secure a venue, rent the appropriate equipment (lighting, sound and video) and hiring personnel (both contract workers and part-time employees)).  Our profit is the difference between what we bring in from ticket sales and the amounts we paid to secure the artist and to produce and market the show.  At some of our shows, we also sell merchandise related to the performing artist (t-shirts, posters and other kinds of show memorabilia) and occasionally we have refreshment sales.  If we have revenue from merchandise and refreshment sales, our profit is improved for such show.  For more information on how we price tickets to our shows, see “How do we sell tickets to our shows?” on page 5 of this Current Report.

What is our industry?

We operate in the live entertainment business, primarily producing and promoting live music events, which include ticket sales, venue operations and merchandising.

The worldwide concert industry exceeded $1 billion in ticket sales in the first quarter (Q1) of 2010, a first for the business and a sign that the industry’s momentum is increasing despite the slow economy.   According to numbers reported by Pollstar for January through March 2010, total tickets sold numbered 18.6 million, with 12 million sold in North America. In first quarter of 2009, worldwide gross revenues reached $941.6 million. In the first quarter of 2010, attendance and revenues for the top 100 tours are also up from the past two years.  This year's top 100 sold 10.9 million tickets in the first quarter, compared with 10.1 million in 2009 and 9.9 million in 2008.  While Night Culture Inc. has a very small market share of the total concert industry, we handle 95% of the artists and concerts in the EDM genre in the markets we currently serve.

Economics of the Music Industry

●	Total album sales, including CDs, cassettes, vinyl and digital albums, dropped 12.7% with nearly 374 million sold in 2009 compared with 2008’s 428.4 million figure.
●
Overall album sales – all albums including track equivalent albums – also fell as music fans purchased 489.8 million in 2009. Compare that figure to 2008 when consumers purchased 535.4 million and you will find an 8.5 percent decrease in sales.

Economics of Production of Live Shows/Concerts

Live Nation (world’s largest concert promoter)
●	Approximately $4.2 billion in revenue for 2009
●	41 million in attendance from 9,085 shows
●	25% increase in gross and a 19% increase in attendance
●	1.6% decrease in shows from 2008

AEG Live (second largest promoter) (AEG, a wholly owned subsidiary of the Anschutz Company)
●	Approximately $888 million in revenue in 2009
●	12.8 million in attendance from 2,531 shows
●	12% decrease in gross revenue and a 9% increase in shows
●	$1 billion gross revenue, 14.5 million attendance, and 2,324 shows in 2008

Independent promoters:

Chicago’s Jam Productions
2009: $78 million in revenue
2008: $53 million in revenue

Austin’s C3 Presents
2009: $60 million in revenue
2008: $50 million in revenue

●	There are multiple barriers to entry for new competitors into production, marketing and selling of live concerts:

o
High production costs – Producing the right show for each artist can come with a very high expense and require extensive know-how. Going into this blind is a reason for many potential competitors’ downfalls.

o	High marketing costs – We have spent invested hundreds of hours to gather and collect customer data that will help us target the customer we want.
o
Consumer acceptance/brand recognition – Customers recognize that our shows are of the very best quality. This gives the customer confidence to spend disposable income on our shows as they know their high expectations will be met.

o
Training/skills – It takes years of trial and error to know what works and what does not work. This is what ultimately knocks a potential competitor out before they can establish themselves as a force in the marketplace.

o	Agent & Artist Relationships - These are the most important relationships, but are very hard to cultivate and maintain for someone entering into the business.

How do we market our shows?

We use many mediums to get the word out to our customers, including Email, text messaging, social media, Facebook, Myspace, flier distribution, poster placement, word-of-mouth, video, YouTube, telephone and direct mail.

We primarily use email marketing, social media, and text messaging as our top three mediums of advertising.  These are used on constant basis and these networks are the focus of most of our advertising budget.  These methods have proven to be the most cost effective way to reach our target group. We collect emails through ticket sales as well as attendee “sign ups” at the shows we produce.  Most patrons are happy to receive information from our company since we supply the musical talent and environment that they are most likely to spend their free time.

There are many other means of advertising that we could implement given the proper budget for a given show, such as: TV, radio, Internet ads, giveaways, mall kiosks, local newspaper & magazines ads and articles. Our promotional budget varies from show to show. An advertising and promotions budget is laid out for what best suits each particular show.  Shows will warrant a larger or smaller promotional spend due to the amount of interest the show is drawing.

How do we sell tickets to our shows?

Ticket prices are a crucial part to our business. Accurately predicting a show’s interest, capacity of venue, artist cost, and total show cost are all part of the thought process when pricing tickets. We want to maximize ticket revenue while still selling enough tickets to have a successful show. It is important that each and every show has an adequate amount of attendance so that the artist is happy, customers have the experience they are looking for, and the producer end up with a significant profit. This can be tricky when ticket sales are slow because we must initiate a plan of action that includes ticket giveaways, discounts, or specials. While this hurts our bottom line in the short-term, the long-term effects of potentially having a show where no one attends could hurt relationships with the customers, artists, and venue that are tough to overcome. To achieve maximum profits on a well selling show, we have implemented a strategy of ticket pricing levels. For instance, we would sell 100 tickets at $10, and then release the next 100 tickets at $20. This would insure that as the demand for the show increases, we do not forfeit higher ticket prices.

We accept all major credit cards and cash as payment for tickets.

We sell tickets for shows we produce through the following channels:

●	Direct Ticket Sales through Groovetickets.com and our websites Night Culture.com & 77002.com;

●	Strategic Ticket Retail Locations throughout each city; and

●	Independent Promoters.

Who are our customers?

Our target customers have the following demographic characteristics:

●	Age: 18-44

●	Gender: 60% Male, 40% Female

●	Location: Houston, Austin, San Antonio, and Oklahoma City. 90% of Customers live within 30 mile radius of these cities; 10% of Customers come from outside these areas.

●	The Income level of our target customers are: $0 - $50,000 per year 70%, $50,000 to $100,000 per year 25%, $100,000+ per year 5%

●	Education: 95% High School Graduate, 60% College Graduate

What Intellectual Property Do We Own?

We have a logo and lettering for 77002.com, which has not been registered.  We do not own any patents and we have not filed any patent applications or trademark applications.  Other than licenses for commercially available software and the copyrighted material that is on our website, we do not own any other intellectual property.

We own two Websites that are hosted by a third party. The URLs for these sites are http//:www.nightculture.com” and “77002.com”.  We also have a Twitter page and a Facebook page, and our copyrightable material posted on such sites are subject to non-exclusive, royalty free licenses granted to the third parties hosting such sites.

Who is our competition?

We compete with companies such as Live Nation, House of Blues, AEG, Warehouse Live, Insomniac, Kaos Entertainment, C3 Concerts, Real Music Events, Slow Motion Music, SDC, Gritsy, and Reverse.  Our competitors compete with us in all cities and locations for the following: tickets sales, artist bookings, electronic music and concert attendees, venues, sponsorships, and production equipment.  Many of our competitors are larger companies with significant operations, outstanding customer service, higher profile in the industry and greater access to capital than we have.  However, we have expertise in the EDM genre and we work with the leading EDM artists in the world, which helps us to be competitive in this music segment.

I-1 A. Risk Factors.

Risk Factors Regarding Our Company

All of the services offered by us face a wide range of competition that could adversely affect our future results of operations.

We operate in an intensely competitive and highly fragmented industry.  Our live concerts and shows compete with a number of different companies, both large and small, that also produce live concerts and shows.  We compete directly with both large, multinational corporations and regional and local production companies that offer live concerts and shows.  Our larger competitors may be able to offer their services and products at lower rates than we do.  Our smaller competitors may be able to offer their live concerts and shows at lower rates because of lower overhead.  Our business and results of operations could be adversely affected if we do not compete effectively.

If we lose the services of Mike Long, our Chief Executive Officer, we may not be able to execute our business or growth strategy effectively and our results of operations may be harmed.

We are highly dependent on Mike Long, our Chief Executive Officer, for our business and growth strategies and the delivery of high quality live concerts and shows.  Our future success depends in large part upon the continued service of Mr. Long, who is critical to our overall management as well as the growth of business, our corporate culture, and our strategic direction.  We have not purchased any “Key Man” insurance policy on Mr. Long.  The loss of Mr. Long’s services, whether due to death, disability or retirement, would have a material adverse effect on business operations, and would harm our growth in revenue and profitability.

We may not successfully manage any growth that we may experience.

Our success will depend upon the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

Our officers have no experience in managing a public company, which increases the risk that we will be unable to establish and maintain all disclosure controls and procedures and internal controls over financial reporting and meet the public disclosure and the financial reporting requirements for our business, which may create a negative perception of our stock in the market and cause our stock price to drop.

We are highly dependent on our officers to develop and operate and manage our business. Although our officers have substantial business experience in our industry, they have no experience in managing a public company. They have no experience in establishing and maintaining disclosure controls and procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002.  This lack of experience with regard to public company disclosure controls and procedures may result in our Securities Act filings and/or our periodic reports under the Securities Exchange Act not containing all of the information required to be contained therein.  We would be required to disclose in our periodic reports any deficiencies in our disclosure controls and procedures, such as the lack of experience in management in establishing and maintaining disclosure controls and procedures.  Such assessments by our management may cause negative perception by investors of our common stock and result in a decrease in the price and/or liquidity of our stock.  Additionally, to remedy such a deficiency, such as hiring and training of personnel, engagement of special securities counsel and implementation of multiple-party-review of our filings, would result in a material increase in our operating expenses and would result in lower earnings.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

Our insurance coverage may not cover all risks associated with our business, which may harm our financial results.

We have various insurance policies related to the risks associated with our business, including liability policies for live concerts and shows that we produce and directors and officers insurance.  However, in the event of a claim there can be no assurance that our insurance coverage will be sufficient or that our insurance companies will cover the matters claimed.  The failure of adequate insurance coverage or recovery could have a material adverse effect on our business, financial condition and results of operations.

Our shows may be cancelled due reasons beyond our control, which could result in lower revenues and profits.

Performer tours and/or shows may be cancelled due to various factors beyond our control, such as illness to a performer, inclement weather or catastrophic event in the gulf coast region which could disrupt major tours and other events that may cause travel disruptions which would prevent a performer from making a show we have scheduled, produced or for which we have sold tickets.  In such events, the show may have to be cancelled or postponed, which may result in refunds granted to ticket purchasers as well lost revenue opportunities from merchandise and concession sales at such cancelled shows.  Consequently, cancelled shows would have an adverse effect on our revenue.

Any downturn in the economy will have a negative impact on our revenue as consumers reduce their entertainment budgets.

Our business is relies on consumer entertainment spending.  If the overall economy or the local economy in our target markets of Texas and Oklahoma experience a downturn, we expect that consumers in those markets will cut back on non-necessities such as entertainment.  As a result, an economic down turn would result in fewer tickets being sold to live concerts and shows we produce, which would result in lower merchandising and concession sales as well.  Thus an economic down turn could result in lower revenues.

Our ticket sales could suffer for a variety of reasons which would have negative impact on our revenue.

Ticket sales to our live concerts and shows could be negatively impacted by a variety of reasons, such as a lack of quality touring acts, lack of interest, in general, in the live concerts and shows we produce, increased competition from local venues pursuing the same artists and loss of promotional partners in existing markets.  If our ticket sales falter, we would have lower revenue and we may not be profitable.

Risk Factors About the Registrant’s Common Stock

The Registrant’s common stock is considered “a penny stock.”

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has always been less than $5.00 per share and is likely to remain so for the foreseeable future and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Registrant’s common stock and may affect the ability of investors hereunder to sell their shares. In addition, the Registrant’s common stock is traded on the OTC Bulletin Board and investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

There is currently no public market for the registrant’s shares and if such a market materializes, the registrant’s stockholders may still not be able to resell their shares at or above the price at which they purchased their shares.

There is currently no established public trading market for the registrant’s securities and an active trading market in the registrant’s securities may not develop or, if developed, may not be sustained.  The registrant intends to apply for admission to quotation of its securities on the OTC Bulletin Board after the filing of this Current Report.  If for any reason the registrant’s common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.  No market makers have committed to becoming market makers for the registrant's common stock and none may do so.

Night Culture has secured funding under an equity line of credit, which it expects to assign to the registrant so that the MOU will enable the registrant to put up to $1,000,000 of its stock to an investor, which puts may dilute the registrant’s outstanding shares and may adversely affect the registrant’s stock price if it becomes eligible for trading on the OTC Bulletin Board.

In March 2011, Night Culture entered into a Memorandum of Understanding (“MOU”) that will provide Night Culture with an equity line of credit that will enable the registrant to put up to $1,000,000 of its common stock to the investor under the MOU at a 70% discount to the 20 day average closing price of Night Culture’s common stock.  Night Culture expects to use this equity line of credit through the registrant.  Because we cannot predict the stock price or the trading volume of the registrant’s stock if it becomes eligible for trading on the OTC Bulletin Board, the puts under the MOU may result in the issuance of a significant number of shares of the registrant’s stock, which will dilute the ownership of existing shareholders and may cause the trading price of the registrant’s stock to decrease when the investor resell his shares in the open market.

I-2  Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview

The Company was incorporated on January 28, 2000 in the State of Texas. On February 20, 2009 the Company changed its name to Night Culture, Inc.

Night Culture Inc. produces and promotes concerts with the leading artists in the world. The products include concerts/shows with world-class artists and performers, media properties, merchandise, tickets, refreshments, advertising space, and sponsorship opportunities. With the recent decline in music sales for artists, touring has become a crucial key for the music industry and Night Culture Inc. is uniquely positioned to participate in this incredible opportunity from a shift in a multi-billion dollar entertainment industry. The Company currently operates in 4 cities, Houston, TX, Austin, TX, San Antonio, TX, and Oklahoma City, OK. The Company have produced and promoted 100's of shows for artists such as Tiësto, David Guetta, Will.i.am from the Black Eyed Peas, Deadmau5, Benny Benassi, Afrojack, Rusko, Armin van Buuren, Ferry Corsten, Paul van Dyk, Axwell, Paul Oakenfold, Kaskade, Bob Sinclar, Infected Mushroom, and many more.

Results of Operations

Results for the six months ended June 30, 2011 versus the six months ended June 30, 2010

The following table sets forth selected statement of operations data as a percentage of total revenues for the periods indicated

	For Six Months Ended June 30,
	2011		2010
Revenue	$284,896	100%	$102,984	100%
Direct material costs	188,857	66%	47,894	47%
Gross profit	96,039	34%	55,000	53%
Operating expenses:
General and administrative expense	94,803	33%	30,084	29%
Amortization	1,916	1%	--	0%
Income (loss) from operations	(680)	(0%)	24,916	29%
Other income(expense)	(1,283)	(0%)	--	(0%)
Net income(loss) before taxes	(1,963)	(0%)	24,824	24%
Provision for income taxes	--	0%	--	0%
Net income (loss)	$(1,963)	(0%)	$24,824	24%

The Company is engaged in the promotion of music venues in markets in Texas and Oklahoma.

Revenue:  For the six months ended June 30, 2011, the Company had revenues of $284,896 compared to $102,984 of revenue for the six months ended June 30, 2010. This reflects an increase of 176 % from 2011 to 2010.  The increase was due a higher volume of venues and size of the venues.

Direct Costs:  For the six months ended June 30, 2011, the Company’s direct costs were $188,857 compared to $47,894 for the same period in 2010 or an increase of 294%.  Costs as a percent of revenue increase to 66% in 2011 from 47% in the same period in 2010. These costs consist of direct cost incurred at a venue including talent, advertising, lighting and sound equipment, products for sale, travel and help.

General and Administrative Expenses:  (G&A) Total general and administrative expenses incurred was $94,804 in the six months ended June 30, 2011 compared to $30,084 for the same period in 2010.  This was an increase of $64,719 and as a percent of revenue G&A increased from 29% in 2010 to 33% in 2011.  Support for increased revenue in 2011 caused both the dollar amount and the percent sale increase in 2011 over 2010.

Salaries and Wages:  Salaries and wages plus payroll tax totaled $33,513 for the six months ended June 30, 2011 compared to $15,997 for the same period in 2010. This was an increase of 109% from 2011 to 2010.  The increase of wages of $17,516 was attributable to staffing adjusted to support increased sales in 2011 over 2010.

Professional Fees: For the six months ending June 30, 2011 professional fees were $19,853 compared to $3,680 for the same period in 2010. The Company experienced an increase of accounting and audit fees in 2011 from 2010 primarily due to audit and financials statement preparations for the Company audit. Included in the increase were accounting and audit of $13,913 in 2011 compared to $3,000 in 2010 and legal fees of $5,940 in 2011 compared to $680 in 2010.

Depreciation and Amortization: The Company experienced amortization of $1,916 in 2011 compared to zero in 2010. The amortization expense results from amortization of the cost of two markets that the Company has as assets.

Other General and Administrative Expenses:  Expenses including travel, meals and entertainment, utilities, bank charges and postage and deliver totaled $43,353 for the period ending June 30, 2011 compared to $10,407 for the same period in 2010. The increases of these expenses in 2011 were in support of the increase in sales in the six months period ending June 30, 2011 over 2010.

Income Tax:  No provision was made for income taxes for the six months periods ending June 30, 2011 and 2010.

Net Income (Loss):  The Company recorded a net loss of $1,963 for the six months ending June 30, 2011 compared to net income of $24,824 for the same period in 2010, a decrease of $26,787 from 2010.  Higher general and administrative and direct costs as a percentage of sales were the reasons for the change in income 2010 to a loss in the same period ending June 30, 2011

Liquidity and Capital Resources

The Company’s liquidly and capital has been dependent on the revenue generated internally by the Company and by loans from its officers and directors. However, there exist no agreements or understandings with regard to loan agreements by or with the officers, directors, principals, affiliates or shareholders of the Company.  In the past, officers and directors of the Company have lent or advanced monies to the Company to fund operations, there are no formal agreements or arrangements for them to continue to do so.  As of June 30, 2011, the Company had $22,500 due to an officer and director of the Company.  The amount due bears no interest and is considered an advance to the Company.

The Company anticipates continually expanding its business in the remaining months of 2011 through the planned expansion of the Company’s marketing of venues in expanded markets. The Company’s plans will be limited, however, by its ability to finance such a proposed expansion of its business.  If the revenues generated are not sufficient to finance these proposed operations, then the Company will have to scale back its proposed operations.  The Company’s ultimate success will be based upon whether or not there continues to be a demand for the services that the Company anticipates providing, which is also very dependent on the economy.  There can be no assurance that there will be a demand for the Company’s services in the future or that the Company will become profitable in providing these services.  As the Company’s expands its operations, the revenues received, in addition to paying current expenses may increase the Company’s capital requirements.

The Company is in the process of securing additional capital from independent sources in the forms of equity and debt.  The success and ability to meet its capital needs is highly dependent on its success in generating additional revenue and profitability now and in the future. In March 2011, Night Culture entered into a Memorandum of Understanding (“MOU”) with Calm Seas Capital that provided for (i) debt financing of at least $250,000 through the issuance of units consisting of convertible debentures and warrants.  Each unit consists of a convertible debenture in the principal amount of $10,000 and a warrant exercisable to purchase 500,000 shares of common stock of Night Culture.  The debentures are convertible into shares of common stock of Night Culture at a 70% discount to the 20 day average closing price of Night Culture’s common stock (the “Conversion Rate”).  The exercise price of the warrants is the same as the Conversion Price.

The MOU also provides Night Culture with an equity line of credit that will enable the registrant to put up to $1,000,000 of its common stock to the investor under the MOU at a 70% discount to the 20 day average closing price of Night Culture’s common stock.  Night Culture expects to use this equity line of credit through the registrant.

Working Capital:  At June 30, 2011, the Company had working capital of $285,090 with current assets of $311,196 and current liabilities of $26,106. The current assets consisted of cash of $226,196   and notes receivable from a related party of $85,000. The current liabilities of the Company at June 30, 2011 are composed primarily of accounts payable of $719advance from related party of $22,500 and taxes payable of $2,887.

Operating Activities:  Net cash used in operating activities, during the six months ending June 30, 2011 was $14,012 compared to cash flow provided of $21,072 for the same period in 2010. This represents a negative change of $35,084. The primary factor to the change is cash flow in operation activities was a net loss of $1,962 in the period ending June 30, 2011 compared to a net income of $24,824 in the same period in 2010,

Investing Activities:  Net cash used in investing activity was $89,031 for the six months ended June 30, 2011 and zero in the same period in 2010.Investing activities in 2011 consisted of advances to related party entity of $85,000 and the purchase of equipment of $4,031.

Financing Activities: Net cash provided in financing was $350,000 for the six months ending June 30, 2011 compared to zero for the same period in 2010. Principal in the cash provided was the sale for cash of $350,000 of 5% convertible debentures due June 15, 2013 and payments to related parties against their advances totaling $21,025.

As of June 30, 2011, the Company had assets of $366,954 and total liabilities of $376,106.  Stockholders’ deficit as of June 30, 2011 was $9,152 compared to a deficit of $7,190 at June 30, 2010. Assets and liabilities increased in 2011 due to the same of the $350,000 of convertible debentures.

Need for Additional Financing

The Company’s existing capital may not be sufficient to meet the Company’s cash needs, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has secured additional capital through debt financing under the MOU, which may need to be repaid or may be converted to equity by the debt holders.

Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements

Critical Accounting Policies and Recent Accounting Pronouncements

The critical accounting policies and account pronouncements are an integral part of the footnotes of the audited financial statements and should be relied upon as part of the Management discussion of the financial results.

Results for the year ended December 31, 2010 versus the year ended December 31, 2009

The following table sets forth selected statement of operations data as a percentage of total revenues for the periods indicated

	For Year Ended December 31,
	2010		2011
Revenue	150,830	100%	$403,413	100%
Direct material costs	96,251	64%	277,327	69%
Gross profit	54,579	36%	126,086	31%
Operating expenses:
General and administrative expense	70,294	47%	96,237	24%
Amortization	3,832	2%	--	0%
Income (loss) from operations	(19,547)	(13%))	29,848	7%
Net income(loss) before taxes	(19,547)	(13%))	29,848	7%
Provision for income taxes	--	0%	--	0%
Net income (loss)	$(19,547)	(13%)	$29,848	7%

During the period from January 1, 2009 through December 31, 2010, the Company engaged in the promotion of music venues in markets in Texas and Oklahoma.

Revenue:  For the year ended December 31, 2010, the Company had revenues of $150,830 compared to $403,413 of revenue for the year ended December 31, 2009. This reflects a decrease of 62 % from 2009 to 2010.  The decrease was due to a number of the Company’s major artist did not tour through the Company’s markets in 2010.

Direct Costs:  For the year ended December 31, 2010, the Company’s direct costs were $96,251 compared to $277,327 for the same period in 2009 or a reduction of 65%.  The reduction resulted from reduced revenues in 2010 compared to 2009. Costs as a percent of revenue increase 5% in 2010 over the same period in 2009. These costs consist of direct cost incurred at a venue including advertising, lighting and sound equipment, products for sale, travel and help.

General and Administrative Expenses:  (G&A) Total general and administrative expenses decreased from $96,237 in the year ended December 31, 2009 to $70,294 for the same period in 2010.  This was a decrease of $25,943 however as a percent of revenue G&A increased from 24% in 2009 to 47% in 2010.  Lower revenues in 2010 had a direct effect on the increase as a percent of sales.

Salaries and Wages:  Salaries and wages plus payroll tax totaled $46,512 for the year ended December 31, 2009 compared to $29,204 for the same period in 2010. This was a decrease of 37% from 2009 to 2010.  The decrease of wages of $17,308 was attributable to lower staffing adjusted for the decrease of sales in 2010 over 2009.

Professional Fees: For the year ending December 31, 2010 professional fees were $13,680 compared to $8,382 for the same period in 2009. The Company experienced a decrease of accounting fee in 2010 from 2009 but the professional fees increase was attributable to the buyout of a related party shareholder in 2010.

Depreciation and Amortization: The Company experienced amortization of $3,832 in 2010 compared to zero in 2009. The amortization expense results from amortization of the cost of two markets that the Company has as assets.

Other General and Administrative Expenses:  Expenses including travel, meals and entertainment, utilities, bank charges and postage and deliver totaled $26,739 for the period ending December 31, 2010 compared to $37,482 for the same period in 2009. The reduction of $10,743 can be attributed mostly to a reduction of travel and meals and entertainment,.

Income Tax: During the periods ending December 31, 2010 and 2009 the Company reported income tax as a Sub Chapter S corporation.  Therefore the Company does not have any income tax liability during those periods.

Net Income (Loss):  The Company recorded a net loss of $19,542 for the year ending December 31, 2010 compared to net income of $29,848 for the same period in 2009, a decrease of $49,390.  The significant decrease in sale in 2010 from 2009 of $252,583 was the major factor in the net loss in 2010 compared to a net profit in 2009.

Liquidity and Capital Resources

The Company’s liquidly and capital has been dependent on the revenue generated internally by the Company and by loans from its officers and directors. However, there exist no agreements or understandings with regard to loan agreements by or with the officers, directors, principals, affiliates or shareholders of the Company.  In the past, officers and directors of the Company have lent or advanced monies to the Company to fund operations, there are no formal agreements or arrangements for them to continue to do so.  As of December 31, 2010, the Company had $43,525 due to an officer and director of the Company.  The amount due bears no interest and is considered an advance to the Company.

The Company anticipates continually expanding its business in 2011 through the planned expansion of the Company’s marketing of venues in expanded markets. The Company’s plans will be limited, however, by its ability to finance such a proposed expansion of its business.  If the revenues generated are not sufficient to finance these proposed operations, then the Company will have to scale back its proposed operations.  The Company’s ultimate success will be based upon whether or not there continues to be a demand for the services that the Company anticipates providing, which is also very dependent on the economy.  There can be no assurance that there will be a demand for the Company’s services in the future or that the Company will become profitable in providing these services.  As the Company’s expands its operations, the revenues received, in addition to paying current expenses may increase the Company’s capital requirements.

The Company is in the process of securing additional capital from independent sources in the forms of equity and debt.  The success and ability to meet its capital needs is highly dependent on its success in generating additional revenue and profitability now and in the future.

 Working Capital:  At December 31, 2010, the Company had negative working capital of $60,832 with current assets of $265 and current liabilities of $61,098. The current assets consisted of cash of $265.. The current liabilities of the Company at December 31, 2010 are composed primarily of accounts payable of $16,144, , loan to related party of $43,525 and taxes payable of $1,429.

Operating Activities:  Net cash used in operating activities, during the year ending December 31, 2010 was $2,491 compared to cash flow provided of $22,755 for the same period in 2009. This represents a negative change of $25,246. The primary factor to the change is cash flow in operation activities the decrease in sales $252,583 from $150,830 in the period ending December 31, 2010 compared to sales of $403,413 in the same period in 2009.

Investing Activities:  Net cash used in investing activity was zero for the year ended December 31, 2010 and 2009.

Financing Activities: Net cash used in financing was $412 for the year ending December 31, 2010 compared to cash flow used of $19,588 for the same period in 2009. Payments to related parties against their advances were the use of funds in the financing activity.

As of December 31, 2010, the Company had assets of $53,908 and total liabilities of $61,098.  Stockholders’ deficit as of December 31, 2010 was $7,190 compared to deficit of $24,393 at December 31, 2009. Liabilities increased in 2010 due to the increase in accounts payable and accrued liabilities to $16,143 and $1,429, respectively. The Company will attempt to carry out its plan of business as discussed above.

Need for Additional Financing

The Company’s existing capital may not be sufficient to meet the Company’s cash needs, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934, as amended. The Company is securing additional financing through debt and equity financing.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements

Critical Accounting Policies and Recent Accounting Pronouncements

The critical accounting policies and account pronouncements are an integral part of the footnotes of the audited financial statements and should be relied upon as part of the Management discussion of the financial results.

I-3  Description of Property

Presently, we lease, on a rent-free basis, approximately 150 square feet of office space located at 6400 Richmond Avenue, Houston, Texas 77057, which is a performance venue owned by Stereo Live LLC, a limited liability company owned by Mike Long and Surain Adyanthaya who are the majority shareholders of the Registrant.  The lease expires on November 1, 2014.  However, we have an option to extend the lease for an additional five (5) years on a rent free basis.

I-4  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on July 31, 2011, information regarding the beneficial ownership of shares of the Registrant’s common stock by (i) each person known by Night Culture to own five percent (5%) or more of the outstanding shares of the Registrant’s common stock, and (ii) each of the Registrant’s officers, directors, and the officers and directors as a group.  At the close of business on July 31, 2011, immediately after the closing of the Share Exchange, the Registrant had 5,806,644 shares of common stock issued and outstanding.  The address of all owners listed is c/o Night Culture, Inc., 6400 Richmond Avenue, Houston, Texas 77057.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
Michael Long (3) (4)	2,500,000	43.1%
Surain Adyanthaya	2,500,000	43.1%
Marcia Rosenbaum (4)	250	*
All Officers and Directors, as a group (3 members)	5,000,250	86.1%
__________
* Less than one percent
(1) A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2) Shares of the Registrant’s common stock underlying warrants and stock options that are exercisable as of July 31, 2011 or within 60 days of July 31, 2011 are considered outstanding for purposes of computing the percentage shown but are not considered outstanding for any other purpose.  Does not include performance based options to the extent they have not yet vested.

(3)  Officer

(4)  Director

I-5  DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The name, age and business experience of each of the Registrant’s directors and executive officers as of the date of this report are shown below.  Biographical information for each is set forth following the table.  Except for Marcia Rosenbaum, each such person became an officer and/or director of the Registrant at the closing of the Share Exchange upon the resignation of the officers of the Registrant.  The biographical descriptions for Messrs. Long and Adyanthaya for the periods prior to July 31, 2011 relate to such officer’s role at Night Culture, Inc., the Registrant’s wholly-owned subsidiary:

Name	Age	Position
Michael Long	30	Chief Executive Officer, President and Director
Marcia Rosenbaum	48	Director

Michael Long has served as Chief Executive Officer and President and director of the Registrant since July 31, 2011 and he has served as the President and a director of Night Culture since May 2008.  From 2001 to October 2008, Mr. Long was the CEO of Company Reporter Inc., a small business consulting firm.  From November 2009 to the present, he has served as the CEO of Stereo Live LLC, which owns and operates an events venue in Houston, Texas.

Marcia Rosenbaum has served as a Director of the registrant since May 2005, and she was our Chief Executive Officer and Chief Financial Officer from November 2008 to July 31, 2011.  From 1999 to the present, she has been an independent investment banker, specializing in the field of biotechnology. She earned both a Bachelor of Science degree in biology and chemistry, and a Masters of Science degree in microbiology, both from the University of Texas at El Paso.  She also earned her First Level Medical degree in General Medicine from The Technical University in Aachen, Germany.

Audit Committee

Prior to the Share Exchange, the Registrant did not have an audit committee because it only had one director.  After the Share Exchange, the Registrant will have two directors and, therefore, the Board of Directors will fulfill the functions of an audit committee until such time as there are sufficient number of members of the Board of Directors to justify which time the Registrant will increase the size of its Board, such vacancies are filled and an audit committee is established.  The Registrant expects it will increase its Board and establish an audit committee in the next 12 months.

Code of Ethics

The Registrant has not adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions.  The Registrant expects to adopt such a code of ethics by December 31, 2011.

I-6  Executive Compensation

Compensation of Executive Management

The following table sets forth the cash and non-cash compensation for each of our last two fiscal years awarded to, earned by or paid to (i) our chief executive officer during the fiscal years ended December 31, 2009 and 2010 and (ii) the most highly compensated individuals (up to two) other than the chief executive officer that served as an executive officer at the conclusion of the fiscal years ended December 31, 2009 and 2010 and who received total compensation in excess of $100,000 during such fiscal years (collectively, the “named executive officers”):

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)

Michael Long	2010	$16,000	$--	$16,000
President	2009	22,000	$--	$22,000

(1)	Compensation information pertains to Mr. Long’s service to Night Culture, Inc., and the Registrant.

Employment Agreements

As of the date of this Current Report, Night Culture does not have any written employment agreements with any of its Named Executives and has not had any such agreements during the preceding two fiscal years.

Outstanding equity awards at fiscal year-end

As of December 31, 2010 and 2009, Night Culture did not have any stock option, stock grant or other kind of equity incentive plan available to any of its employees.

Payments and Benefits Upon Termination or Change in Control

As of December 31, 2010 and 2009 and as of the date of this Current Report, Night Culture did not, and does not, have any written or unwritten contract, agreement, plan or arrangement with any Named Executive that provides any payment of severance or other compensation in the event of or in connection with a resignation, retirement or other termination of services or a change of control of Night Culture.

Compensation of Directors

During 2010 and through the date of this report, Night Culture directors have not been compensated for their service on the board.

I-7  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2010, Night Culture paid $10,000 to Stereo Live, LLC, a limited liability company owned and controlled by Mike Long, the Registrant’s President, director and a major shareholder, and Surain Adyanthaya, a major shareholder.  These payments in 2010 by Night Culture to Stereo Live were for a venue Night Culture rented for shows it produced and marketed.

In October through December 2008 two officers and directors of Night Culture advanced $43,525 to Night Culture for operation capital. As of June 30, 2011 the outstanding balance was $22,500.

During the six months period ended June 30, 2011 Night Culture advanced Stereo Live a total of $85,000 as an advance without interest.

I-8  DESCRIPTION OF SECURITIES

Common Stock

The Registrant is authorized to issue 100,000,000 shares of common stock, $0,001 par value per share, of which 5,806,644 shares were issued and outstanding as of July 31, 2011.  The holders of outstanding common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Registrant’s Board may from time to time determine.  The Registrant has no present intention of paying dividends on its common stock. Upon liquidation, dissolution or winding up of the Registrant, and subject to the priority of any outstanding preferred stock, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock at the time outstanding. No holder of shares of common stock has a preemptive right to subscribe to future issuances of securities by the Registrant.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders.

Convertible Debentures

In March and June 2011, Night Culture issued 2011 5% Convertible Debentures in aggregate principal amount of $350,000 (the “NC Debentures”).  The NC Debentures have a term year term and are convertible if and when Night Culture’s stock is eligible for quotation on an exchange or public market.  At that time, the Debentures will be convertible into shares of Night Culture common stock at a conversion price of 70% of the 20 day average closing price (the “Conversion Price”).  The holders of the NC Debentures may not hold more than 4.9% of Night Culture’s outstanding common stock as a result of any conversion of NC Debentures.

Warrants

Each NC Debenture was issued as a unit with a warrant exercisable to purchase 500,000 shares of Night Culture’s common stock at an exercise price equal to the Conversion Price.  These warrants expire on December 31, 2014.

II-1  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since April 1, 2009 the Registrant’s common stock has not traded on the OTC Electronic Bulletin Board or any other public market.  From March 17, 2009 to March 31, 2009, the Registrant’s stock traded under the symbol “XXXA.”  From December 1, 2006 to March 17, 2009, the Registrant’s stock traded under the symbol “CNTN.OB”.  From November 4, 2004 (when trading commenced on the Bulletin Board) through November 30, 2006, the stock traded under the symbol "TXXN."

As of July 31, 2011, the Registrant had 5,806,644 shares of its common stock issued and outstanding, of which 806,644 shares were held by non-affiliates.

Holders

The approximate number of holders of record of the Registrant’s common stock is 53.  In addition the Registrant estimates that it has in excess of 300 shareholders whose holdings are in street name.

Dividends

The Registrant has never had net profits on operations and therefore is currently proscribed from declaring dividends.  The Registrant has not paid any cash dividends on its common stock. The Registrant’s Board of Directors has no present intention of declaring any dividends, as the Registrant expects to re-invest all profits in the business for additional working capital for continuity and growth.  The declaration and payment of dividends in the future will be determined by the Registrant’s Board of Directors considering the conditions then existing, including the Registrant’s earnings, financial condition, capital requirements, and other factors.

Securities authorized for issuance under equity compensation plans

As of December 31, 2010, Night Culture did not have any stock option, stock grant or other kind of equity incentive plan available to any of its employees.

II-2  LEGAL PROCEEDINGS

Neither the Registrant nor Night Culture are a party to any material legal proceedings nor is the Registrant aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against it or Night Cultures.

II-3  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

II-4  RECENT SALES OF UNREGISTERED SECURITIES

On July 31, 2011, pursuant to the Share Exchange Agreement by and among the Registrant, Night Culture, Michael Long and Surain Adyanthaya, the Registrant acquired all of the issued and outstanding shares of common stock of Night Culture in exchange for the issuance by the Registrant of 2,500,000 shares of its common stock to Mr. Long and 2,500,000 shares of its common stock to Mr. Adyanthaya.  This issuance was considered exempt pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

II-5  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Articles of Incorporation, as amended, contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Private Corporations Law of Nevada.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors and/or officers.  We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors.

Item 5.01    Changes in Control of the Registrant.

As a result of the Share Exchange described in Item 2.01 of this Current Report on Form 8-K, the stockholders of Night Culture acquired control of the Registrant through the receipt of approximately 85.2% of the Registrant’s 5,806,644 issued and outstanding shares of common stock.

The disclosure contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.

Item 5.06    Completion of Acquisition or Disposition of Assets.

As a result of the Share Exchange described in Item 2.01 of this Current Report on Form 8-K, the Registrant acquired all of the issued and outstanding shares of Night Culture.  As a result, Night Culture is a wholly-owned operating subsidiary of the Registrant.  The two stockholders of Night Culture own approximately 86.1% of the Registrant’s 5,806,644 issued and outstanding shares of common stock.

As a result of the Share Exchange, the Registrant has ceased to be a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  The disclosure contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.06.

Item 9.01    Financial Statements and Exhibits.

(a)  Financial Statements of business acquired.

The audited financial statements required by this item for the years ended December 31, 2010 and 2009 are included herein as Exhibit 99.1.

The unaudited financial statements required by this item for the three and six months ended June 30, 2011 are included herein as Exhibit 99.2.

(b)  Pro Forma Financial Information.

The pro forma financial information required by this item as of and for the six months ended June 30, 2011 is included herein as Exhibit 99.3.

(d)  Exhibits.

Exhibits required by Item 601 of Regulation S-K. The following exhibits are filed as a part of, or incorporated by reference into, this Report:

3.1*	Amended and Restated Certificate of Formation of Night Culture
3.2*	By-laws of Night Culture
10.1*	Share Exchange Agreement, dated as of July 31, 2011, by and among Night Culture, Inc., the Registrant and the stockholders of Night Culture, Inc.
10.2*	Memorandum of Understanding dated March 8, 2011 by and between Night Culture, Inc. and Calm Seas Capital, LLC
99.1*	Audited financial statements of Night Culture, Inc. as of and for the years ended December 31, 2010 and 2009.
99.2*	Unaudited condensed balance sheet of Night Culture, Inc. as of June 30, 2011 and unaudited condensed statements of operations and cash flows for the six months ended June 30, 2011 and 2010.
99.3*	Unaudited pro forma condensed consolidated balance sheet as of June 30, 2011 and unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2011.
____________________
* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XXX ACQUISITION CORP.

Dated: August 4, 2011	By:	/s/ Michael Long
Michael Long, Chief Executive Officer